                                                                   EXHIBIT 10.5





                         AGREEMENT AND PLAN OF EXCHANGE

                                  by and among

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                                      and

                 SOFTWARE CONSULTING SERVICES AMERICA, LLC AND
                         THE UNDERSIGNED HOLDERS OF ALL
                     OF THE OUTSTANDING OWNERSHIP INTERESTS
                  OF SOFTWARE CONSULTING SERVICES AMERICA, LLC

                              December 19, 1997

                               TABLE OF CONTENTS

                                                                             PAGE
1.  THE EXCHANGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.1     Purchase and Sale.   . . . . . . . . . . . . . . . . . . . .  1
                 1.1.1    Tangible Personal Property  . . . . . . . . . . . .  2
                 1.1.2    Personal Property Leases  . . . . . . . . . . . . .  2
                 1.1.3    Real Property . . . . . . . . . . . . . . . . . . .  2
                 1.1.4    Real Property Leases  . . . . . . . . . . . . . . .  2
                 1.1.5    Cash and Accounts Receivable  . . . . . . . . . . .  2
                 1.1.6    Acquired Contracts  . . . . . . . . . . . . . . . .  2
                 1.1.7    Business Records  . . . . . . . . . . . . . . . . .  2
                 1.1.8    Licenses  . . . . . . . . . . . . . . . . . . . . .  3
                 1.1.9    Intellectual Property . . . . . . . . . . . . . . .  3
                 1.1.10   Ownership Interests in Other Entities . . . . . . .  3
                 1.1.11   General Intangibles and Rights of the Company . . .  3
                 1.1.12   Prepaid Items . . . . . . . . . . . . . . . . . . .  3
                 1.1.13   Telephone Numbers . . . . . . . . . . . . . . . . .  4
                 1.1.14   Company Name and Goodwill . . . . . . . . . . . . .  4
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . .  4
         1.3     Assumption of Obligations and Liabilities  . . . . . . . . .  4
         1.4     Certain Definitions  . . . . . . . . . . . . . . . . . . . .  4
         1.5     Purchase Price . . . . . . . . . . . . . . . . . . . . . . .  5
         1.6     Successor Operating Company  . . . . . . . . . . . . . . . .  5
         1.7     Payment of Purchase Price  . . . . . . . . . . . . . . . . .  5
         1.8     No Fractional Shares . . . . . . . . . . . . . . . . . . . .  6

2.  THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         2.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         2.2     No Other Assignments of Company Assets or Common Stock . . .  6

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS . . . . . .  6
         3.1     Organization of the Company  . . . . . . . . . . . . . . . .  6
         3.2     Capitalization of the Company  . . . . . . . . . . . . . . .  7
         3.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         3.4     Title of Acquired Assets . . . . . . . . . . . . . . . . . .  7
         3.5     Condition of the Acquired Assets . . . . . . . . . . . . . .  7
                 3.5.1    Tangible Personal Property  . . . . . . . . . . . .  7
                 3.5.2    Leases  . . . . . . . . . . . . . . . . . . . . . .  7
                 3.5.3    Accounts Receivable . . . . . . . . . . . . . . . .  8
                 3.5.4    Acquired Contracts  . . . . . . . . . . . . . . . .  8
                 3.5.5    Licenses  . . . . . . . . . . . . . . . . . . . . .  9

                 3.5.6    Intellectual Property . . . . . . . . . . . . . . . .   9
                 3.5.7    Prepaid Items . . . . . . . . . . . . . . . . . . . .   9
                 3.5.8    Completeness of Acquired Assets . . . . . . . . . . .   9
         3.6     Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.7     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.8     Financial Statements . . . . . . . . . . . . . . . . . . . . .  10
         3.9     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.10    No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.11    Compliance; Legal Actions  . . . . . . . . . . . . . . . . . .  11
         3.16    Entities Owned . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.17    Affiliate Relationships  . . . . . . . . . . . . . . . . . . .  12
         3.18    Investment Company   . . . . . . . . . . . . . . . . . . . . .  13
         3.19    No Material Adverse Change . . . . . . . . . . . . . . . . . .  13
         3.20    Access . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.21    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.22    Company Material Adverse Effect  . . . . . . . . . . . . . . .  14
         3.23    Restricted Securities  . . . . . . . . . . . . . . . . . . . .  14

4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . .  15
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.2     Capitalization of Purchaser. . . . . . . . . . . . . . . . . .  15
         4.3     Authority. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.4     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.5     Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.6     Financial Statements.  . . . . . . . . . . . . . . . . . . . .  16
         4.7     Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.8     Compliance . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.9     Investment Company . . . . . . . . . . . . . . . . . . . . . .  17
         4.11    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.12    Purchaser Material Adverse Effect. . . . . . . . . . . . . . .  17

5. CERTAIN OTHER ACTIONS, COVENANTS AND DOCUMENTS . . . . . . . . . . . . . . .  17
         5.1     Conduct of Business. . . . . . . . . . . . . . . . . . . . . .  17
         5.2     Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.3     Filings, Etc.  . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.4     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.5     Satisfaction of Conditions . . . . . . . . . . . . . . . . . .  20
         5.6     Capital Budget . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.7     Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.8     Covenant Not to Compete. . . . . . . . . . . . . . . . . . . .  21
         5.9     Limitation on Assignments to Purchaser . . . . . . . . . . . .  22
         5.10    Release. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

6.  CERTAIN AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.1     Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         6.2     Confidentiality  . . . . . . . . . . . . . . . . . . . . . .  23
         6.3     Company Plans  . . . . . . . . . . . . . . . . . . . . . . .  23
         6.4     Tax-Free Exchange  . . . . . . . . . . . . . . . . . . . . .  23
         6.5     Sale of Motor Vehicles . . . . . . . . . . . . . . . . . . .  23

7.  CONDITIONS PRECEDENT; CLOSING DELIVERIES  . . . . . . . . . . . . . . . .  23
         7.1     Conditions Precedent to the Obligations of the Purchaser . .  23
                 7.1.1    Accuracy of Representations and Warranties  . . . .  23
                 7.1.2    Performance of Covenants  . . . . . . . . . . . . .  24
                 7.1.3    Legal Actions or Proceedings  . . . . . . . . . . .  24
                 7.1.4    Approvals . . . . . . . . . . . . . . . . . . . . .  24
                 7.1.5    Closing Deliveries  . . . . . . . . . . . . . . . .  24
                 7.1.6    No Loss or Damage . . . . . . . . . . . . . . . . .  24
                 7.1.7    Licenses, etc.  . . . . . . . . . . . . . . . . . .  24
                 7.1.8    No Material Adverse Change  . . . . . . . . . . . .  24
                 7.1.9    IPO . . . . . . . . . . . . . . . . . . . . . . . .  24
                 7.1.10   Certain Corporate Actions . . . . . . . . . . . . .  24
         7.2     Conditions Precedent to the Obligations of the Members and
                          the Company . . . . . . . . . . . . . . . . . . . .  25
                 7.2.1    Accuracy of Representations and Warranties  . . . .  25
                 7.2.2    Performance of Covenants  . . . . . . . . . . . . .  25
                 7.2.3    Approvals . . . . . . . . . . . . . . . . . . . . .  25
                 7.2.4    Closing Deliveries  . . . . . . . . . . . . . . . .  25
         7.3     Deliveries by the Company or the Members at the Closing  . .  25
                 7.3.1    Closing Certificates  . . . . . . . . . . . . . . .  25
                 7.3.2    Instruments of Transfer . . . . . . . . . . . . . .  25
                 7.3.3    Stock Transfer Restriction Agreement  . . . . . . .  26
                 7.3.4    Employment Agreements . . . . . . . . . . . . . . .  26
                 7.3.5    Opinion of Counsel for the Members and the Company   26
                 7.3.6    Documents.  . . . . . . . . . . . . . . . . . . . .  26
         7.5     Deliveries by the Purchaser at the Closing . . . . . . . . .  26
                 7.5.1    Closing Certificates  . . . . . . . . . . . . . . .  27
                 7.5.2    Instruments of Transfer . . . . . . . . . . . . . .  27
                 7.5.3    Opinion of Counsel for the Purchaser  . . . . . . .  27
                 7.5.4    Closing Consideration . . . . . . . . . . . . . . .  27
         7.7     Conditions Precedent to Completion of the Closing  . . . . .  27
                 7.7.1    Legal Actions or Proceedings  . . . . . . . . . . .  27
                 7.7.2    IPO . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.8     Delivery of the Closing Consideration  . . . . . . . . . . .  28

8. SURVIVAL; INDEMNIFICATIONS . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.2     Indemnification  . . . . . . . . . . . . . . . . . . . . . .  28
                 8.2.1    Purchaser Indemnified Parties . . . . . . . . . . .  28
                 8.2.2    Minimum Losses  . . . . . . . . . . . . . . . . . .  29
                 8.2.3    Purchaser Indemnity . . . . . . . . . . . . . . . .  29

         8.3     Limitations  . . . . . . . . . . . . . . . . . . . .  30
         8.4     Procedures for Indemnification . . . . . . . . . . .  30
                 8.4.1    Notice  . . . . . . . . . . . . . . . . . .  30
                 8.4.2    Legal Defense.  . . . . . . . . . . . . . .  30
                 8.4.3    Settlement  . . . . . . . . . . . . . . . .  30
                 8.4.4    Cooperation . . . . . . . . . . . . . . . .  31
         8.5     Subrogation  . . . . . . . . . . . . . . . . . . . .  31

9.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.1     Grounds for Termination  . . . . . . . . . . . . . .  31
                 9.1.1    Prior to Closing  . . . . . . . . . . . . .  31
                 9.1.2    After the Closing Date  . . . . . . . . . .  32
         9.2     Effect of Termination  . . . . . . . . . . . . . . .  32

10. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.1    Notice . . . . . . . . . . . . . . . . . . . . . . .  32
         10.2    Further Documents  . . . . . . . . . . . . . . . . .  33
         10.3    Assignability  . . . . . . . . . . . . . . . . . . .  34
         10.4    Exhibits and Schedules.  . . . . . . . . . . . . . .  34
         10.5    Entire Agreement . . . . . . . . . . . . . . . . . .  34
         10.6    Headings . . . . . . . . . . . . . . . . . . . . . .  34
         10.7    CONTROLLING LAW  . . . . . . . . . . . . . . . . . .  34
         10.8    Public Announcements . . . . . . . . . . . . . . . .  34
         10.9    No Third Party Beneficiaries.  . . . . . . . . . . .  34
         10.10   Amendments and Waivers . . . . . . . . . . . . . . .  34
         10.11   No Employee Rights . . . . . . . . . . . . . . . . .  35
         10.12   Non-Recourse . . . . . . . . . . . . . . . . . . . .  35
         10.13   When Effective . . . . . . . . . . . . . . . . . . .  35
         10.14   Takeover Statutes  . . . . . . . . . . . . . . . . .  35
         10.15   Number and Gender of Words . . . . . . . . . . . . .  35
         10.16   Invalid Provisions . . . . . . . . . . . . . . . . .  35
         10.17   Multiple Counterparts  . . . . . . . . . . . . . . .  36
         10.18   No Rule of Construction  . . . . . . . . . . . . . .  36
         10.19   Expenses . . . . . . . . . . . . . . . . . . . . . .  36
         10.20   Broker's Fees  . . . . . . . . . . . . . . . . . . .  36
         10.21   Section 351 Plan of Exchange . . . . . . . . . . . .  36


EXHIBITS:

Exhibit 1.2          Excluded Assets
Exhibit 1.3          Assumed Obligations
Exhibit 2.1          Escrow Agreement
Exhibit 5.6          Capital Budget of the Company
Exhibit 7.3.2(i)     Conveyance, Transfer, Assignment and Assumption Agreement

Exhibit 7.3.2(ii)    Assignment and Assumption of Real Property Leases
Exhibit 7.3.3        Stock Transfer Restriction Agreement
Exhibit 7.3.4        Certain Employees
Exhibit 7.3.4A       Form of Employment Agreements
Exhibit 7.3.5        Opinion of Counsel for Company
Exhibit 7.5.3        Opinion of Counsel for the Purchaser
Exhibit  10.21       Section 351 Plan of Exchange

SCHEDULES:

Schedule 1.1.1       Tangible Personal Property
Schedule 1.1.2       Personal Property Leases
Schedule 1.1.3       Real Property
Schedule 1.1.4       Leased Property
Schedule 1.1.5       Accounts Receivable
Schedule 1.1.6       Acquired Contracts
Schedule 1.1.7       Business Records
Schedule 1.1.8       Licenses
Schedule 1.1.9       Intellectual Property
Schedule 1.1.10      Ownership Interests
Schedule 1.1.11      General Intangibles and Rights of the Company
Schedule 1.1.12      Prepaid Items
Schedule 1.1.13      Telephone Numbers
Schedule 3.2         Member Interests
Schedule 3.3         Company Consents
Schedule 3.4         Encumbrances on Acquired Assets
Schedule 3.8         Financial Statements
Schedule 3.9         Taxes
Schedule 3.11        Compliance; Legal Actions
Schedule 3.12        Legal Descriptions of Real Property Owned by the Company
Schedule 3.13        Employees
Schedule 3.14        Employee Obligations
Schedule 3.15        Safety Matters
Schedule 3.17        Affiliate Relationships
Schedule 3.19        Material Adverse Changes

                         AGREEMENT AND PLAN OF EXCHANGE


         This AGREEMENT AND PLAN OF EXCHANGE (this "Agreement") made effective as of December 19, 1997 (the "Effective Date"), by and among BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC., a Delaware corporation (the "Purchaser"), SOFTWARE CONSULTING SERVICES AMERICA, LLC, a California limited liability company (the "Company"), and THE UNDERSIGNED HOLDERS OF ALL OF THE OUTSTANDING OWNERSHIP AND MEMBER INTERESTS ("MEMBER INTERESTS") IN THE COMPANY (the "Members").

         WHEREAS, the Board of Directors of the Purchaser and the Managers of the Company have each approved the assignment and transfer to Purchaser of substantially all of the assets of the Company in exchange for cash and shares of common stock, $.001 par value per share of Purchaser ("Purchaser Common Stock") and the assumption of certain liabilities of the Company by Purchaser all as provided herein (the "Exchange");

         WHEREAS, the above Exchange is one of several related transactions involving the assignment of property to Purchaser in exchange for common stock and cash of Purchaser as part of an overall plan that includes an initial public offering of Purchaser Common Stock; and for federal income tax purposes, it is intended that this Exchange and the other related exchange transactions with Purchaser shall qualify as exchanges under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the Exchange has been approved as required by applicable law and by appropriate action of the Company and Purchaser, and the Exchange has been approved by the Members as the holders of all of the outstanding Member Interests of the Company as evidenced by their signatures hereto;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                1.  THE EXCHANGE

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, and in consideration of delivery of the Purchase Price (as defined below) by Purchaser and the assumption of the Assumed Obligations (as defined below) by Purchaser, the Company agrees to sell, convey, assign, transfer, exchange and deliver to Purchaser, and Purchaser agrees to purchase, exchange and acquire from the Company, all of the assets owned by the Company as of the date hereof and the Closing Date, of every kind, character and description, other than the "Excluded Assets" specified under Section 1.2 hereof (the "Acquired Assets"), whether such assets are tangible, intangible, real, personal or mixed, and wheresoever located, and whether carried on the books of the Company, including, but not limited to, the assets listed and/or described as follows and in the Schedules 1.1.1-1.1.13 referenced under this
Section 1.1, free and clear of any and all liens, claims, charges, pledges, security interests, exceptions or other encumbrances of any kind other than those described on

Exhibit 3.4; and the Company and the Members represent and warrant to the Purchaser that the following referenced Schedules 1.1.1-1.1.13 hereto are accurate and complete:

                 1.1.1 Tangible Personal Property. All tangible personal property (including computers and computer equipment and hardware, other equipment, machinery, tools, appliances, products, implements, spare parts, instruments, furniture, inventories and supplies) owned by the Company ("Tangible Personal Property"), a correct and complete list of which is set forth on Schedule 1.1.1 hereto;

                 1.1.2 Personal Property Leases. All of the Company's rights in, to and under all leases of equipment, machinery, tools, appliances, implements, spare parts, instruments, furniture, supplies, and other items of tangible personal property ("Personal Property Leases"), a correct and complete list of which leased personal property is set forth on Schedule 1.1.2 hereto;

                 1.1.3 Real Property. All right, title and interests to the land, buildings, improvements and other real property owned by the Company ("Real Property"), a correct and complete list of which is set forth on
Schedule 1.1.3 hereto;

                 1.1.4 Real Property Leases. The leasehold estates created by, and all rights conferred on the Company under or by virtue of, all real property lease agreements (such real property lease agreements are hereinafter referred to as "Real Property Leases" and the parcels of real property in which the Company has a leasehold interest and that are subject to the Real Property Leases are hereinafter referred to as "Leased Property"), a correct and complete list of which is set forth on Schedule 1.1.4 hereto, including all rights, titles and interests, to use all warehouses, storage facilities, buildings, works, structures, fixtures, landings, constructions in progress, improvements, betterments, installations and additions constructed or located on or attached or affixed to the Leased Property;

                 1.1.5 Cash and Accounts Receivable. All of the Company's cash and accounts receivable ("Accounts Receivable"), a correct and complete list of which Accounts Receivable as of the date hereof is set forth on
Schedule 1.1.5 hereto.

                 1.1.6 Acquired Contracts. All of the Company's rights in, to and under all contracts, agreements, insurance policies, purchase orders and commitments, notes, mortgages, security agreements, pledges, guaranties, warranties, and any other contracts or agreements together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of the Company with respect to any of the foregoing (the "Acquired Contracts"), a correct and complete list of which contracts is set forth on Schedule 1.1.6 hereto (exclusive of any contracts that are Excluded Assets);

                 1.1.7 Business Records. All books and records of the Company wherever located, including without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, accounting and financial records, sales and property tax records and returns, sales records, customer and supplier data, blueprints, specifications, plats, maps, surveys, building and machinery diagrams, maintenance records, personnel and labor relation records, real estate records, construction records, environmental records and returns, files, papers, books and all other public and confidential business records (together the "Business Records"), whether such Business Records are in hard copy form or are electronically or magnetically stored, excluding only the Company's income tax records and returns, its corporate Minute Book and stock records;

                 1.1.8 Licenses. To the extent assignable, all franchises, licenses, sublicenses, permits, certificates, approvals and other authorizations from governments and any other entities or persons necessary to own and/or operate any of the other Acquired Assets (the "Licenses"), a complete and correct list of which is set forth on the Schedule 1.1.8 hereto;

                 1.1.9 Intellectual Property. All of the intellectual property owned by the Company including, but not limited to: (i) United States and foreign patents, patent applications, trademarks, trademark applications and registrations, trade dress, brand names, logos, service marks, service mark applications and registrations, copyrights, copyright applications and registrations and trade names, fictitious names and assumed names of the Company including, without limitation, all such rights described on Schedule
1.1.9 hereto; (ii) proprietary data and technical, manufacturing know-how and information (and all materials embodying such information); (iii) developments, discoveries, inventions, ideas and trade secrets of the Company; (iv) client lists and information, marketing plans, business plans, customer and supplier lists, pricing policies and purchasing information; (v) computer programs and other software, computer technology, data bases operating systems, source and object codes, flow charts, algorithms, coding sheets, routines, compilers, assemblers, design concepts and manuals; and (vi) covenants by others not to compete, rights and privileges of the Company used in the conduct of its business, rights to exclusive use and rights to sue for past infringement with respect to any item described in this Section 1.1.9 (all of the foregoing, collectively, "Intellectual Property"), a correct and complete list of which is set forth on Schedule 1.1.9 of hereto;

                 1.1.10 Ownership Interests in Other Entities. All equity securities, partnership interests, indebtedness or other interests owned in any other corporation, partnership, limited partnership, joint venture, limited liability company, trust, or other entity or person, a correct and complete list of which is set forth on Schedule 1.1.10 hereto.

                 1.1.11 General Intangibles and Rights of the Company. All general intangible property of the Company and all rights in, to and under all representations, warranties, covenants, guaranties made or provided by third parties to or for the benefit of the Company, and all rights, privileges, claims and causes of action of the Company; a correct and complete list of any claims or causes of action owned by the Company is set forth on Schedule 1.1.11 hereto;

                 1.1.12 Prepaid Items. All of the Company's prepaid expenses, prepaid insurance, deposits and other similar items ("Prepaid Items"), a correct and complete list of which items is set forth on Schedule
1.1.12 hereto;

                 1.1.13 Telephone Numbers. All of the Company' right, title and interest in, to and under all telephone numbers used by the Company and Company business telephone numbers used by its employees, a correct and complete list of which is set forth on Schedule 1.1.13 hereto; and

                 1.1.14 Company Name and Goodwill. The exclusive right to own and use the name "Software Consulting Services America" and all goodwill with respect to the business and operations of the Company.

         1.2 Excluded Assets. The Company shall not sell, convey, assign, transfer or deliver to Purchaser, and Purchaser shall not acquire (or make any payments or otherwise discharge any liability or obligation of the Company with respect to), the assets of the Company described on Exhibit 1.2 attached hereto (the "Excluded Assets").

         1.3 Assumption of Obligations and Liabilities. At the Closing, Purchaser shall assume and agree to pay or perform, promptly as they become due, only those obligations and liabilities of the Company expressly set forth on Exhibit 1.3 hereof (the "Assumed Obligations"). Except for the assumption of Assumed Obligations, Purchaser shall not assume or be deemed to have assumed and shall not be responsible for any other obligation or liability of the Company, direct or indirect, known or unknown, choate or inchoate, absolute or consignment, including without limitation (i) any and all obligations regarding any foreign, Federal, state or local income, sales, use, franchise or other tax liabilities, and (ii) any and all obligations or liabilities regarding any of the Company Plans (as defined herein).

         1.4 Certain Definitions. The following terms shall have the meaning ascribed below for purposes of this Agreement:

                 (i) "Closing Balance Sheet Date" means the end of the most recent monthly accounting period of the Company preceding the Closing Date.

                 (ii) "Current Assets" means the current assets of the Company determined as of the Closing Balance Sheet Date in accordance with GAAP.

                 (iii) "Current Liabilities" means the current liabilities of the Company determined as of the Closing Balance Sheet Date in accordance with GAAP excluding those current liabilities included in Long-Term Debt and federal, state and local income taxes payable by the Company with respect to all periods prior to Closing not included in Long-Term Debt, and expressed as a positive number; provided, however, that all expenses of the Company or the Shareholders incurred in connection with the transactions contemplated hereby which are payable by the Company shall be included in Current Liabilities.

                 (iv) "GAAP" means U.S. generally accepted accounting principles consistently applied.

                 (v) "IPO" means the Purchaser's first underwritten public offering of Purchaser Common Stock resulting in net cash proceeds sufficient to fund the use of proceeds of such offering as described in the PPM (and any supplements thereto) referenced in Section 3.23 herein (other than any offering pursuant to any registration statement (i) relating to any capital stock of Purchaser or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of the Purchaser or any of its subsidiaries, (ii) relating to any employee benefit plan or interest therein, (iii) relating principally to any preferred stock or debt securities of the Purchaser, or (iv) filed pursuant to Rule 145 under the Securities Act of 1933, as amended ("Securities Act"), or any successor or similar provision).

                 (vi) "IPO Closing Date" means the date that the Purchaser receives funds in consideration for the sale of its securities in the IPO.

                 (vii) "IPO Price" means the initial price per share to the public for shares of Purchaser Common Stock in the IPO.

                 (viii) "Long-Term Debt" means all long-term liabilities of the Company as of Closing Date, including capitalized lease obligations, as applicable to a corporation taxable under Subchapter C of the Code, as determined under GAAP, plus current portions of such long-term liabilities and pre-payment penalties as of the Closing Date.

                 (ix) "Net Working Capital" means the Current Assets of the Company minus the Current Liabilities of the Company as of the applicable date of determination, all as determined under GAAP.

         1.5 Purchase Price. The purchase price for the Acquired Assets ("Purchase Price") shall be the aggregate amount of $16,000,000 with the Purchase Price payable $11,000,000 in cash and $5,000,000 in Purchaser Common Stock at a value per share equal to the IPO Price reduced by: (i) the amount of Long-Term Debt assumed by the Purchaser hereunder; and (ii) the amount of any reduction in the Company's Net Working Capital from September 30, 1997 to the Closing Balance Sheet Date.

         1.6 Successor Operating Company. The parties hereto acknowledge and agree that Purchaser shall immediately after the IPO Closing Date (as defined below) assign all Acquired Assets and all Assumed Obligations and all of its right, title and interest in and to this Agreement, the related agreements and documents, and its rights and obligations thereunder and the products thereof, to a new wholly-owned subsidiary corporation of the Purchaser to be named Software Consulting Services America, Inc. (or a similar name), a Delaware corporation ("SCS Delaware"), which shall have no material assets or liabilities prior to acquiring the Acquired Assets. The Purchaser shall cause SCS Delaware to receive and assume ownership of such assets, rights and performance of such obligations and seek to employ the employees previously employed by the Company so that SCS Delaware may after the IPO Closing Date conduct the business previously conducted by the Company and seek to further develop such business.

         1.7 Payment of Purchase Price. Purchaser shall deliver payment of the Purchase Price (other than the Earnout Consideration) on the IPO Closing Date by delivery to the Company of

$11,000,000 in cash less the reduction amounts under Section 1.5, plus $5,000,000 of Purchaser Common Stock as provided under Section 1.5 (the "Closing Consideration").

         1.8 No Fractional Shares. Notwithstanding the foregoing, no fractional shares of Purchaser Common Stock will be issued pursuant to this
Section 1, and if the Company would be entitled hereunder to receive a fractional share of Purchaser Common Stock but for this paragraph, the Company shall receive a cash payment for and in lieu thereof in the amount (rounded upward to the nearest whole cent) equal to the fractional interest in a share of Purchaser Common Stock multiplied by the IPO Price.

                                2.  THE CLOSING

         2.1 Closing. A closing into Escrow ("Closing") will take place at the offices of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas at the time and on the day that the Purchaser and its underwriters agree on the IPO Price for shares of Purchaser's Common Stock offered in the IPO as set forth in an executed underwriting agreement, but in no event later than April 23, 1998 ("Closing Date"); provided that each of the conditions precedent to the obligations of the parties to effect the Closing are then satisfied or waived by the applicable party. The parties may agree in writing on another date, time or place for the Closing. At the Closing, the parties will deliver or cause to be delivered into escrow with the escrow agent ("Escrow Agent") under the Escrow Agreement set forth in Exhibit 2.1 hereto, the documents described in Sections 7.3 and 7.5 below. On the IPO Closing Date, such documents shall be delivered out of escrow to the parties designated to receive such documents under this Agreement in accordance with the Escrow Agreement, and the payment and delivery by the Purchaser of the portion of the Purchase Price payable to the Company at Closing shall be made in compliance with Sections 1.5 and 1.7 of this Agreement.

         2.2 No Other Assignments of Company Assets or Common Stock. It is agreed that no assignment, transfer or other disposition of (i) any assets of the Company (except in the ordinary course of business consistent with past practices) or (ii) of record or beneficial ownership of any Member Interests in the Company, may be made on or after the date hereof other than as provided herein, except for the issuance of Class B Membership Interests upon exercise of options as described in Schedule 3.2.

                       3.  REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND THE MEMBERS

         The Company and the Members hereby represent and warrant to Purchaser as follows:

         3.1 Organization of the Company. The Company is a California limited liability company, duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified and authorized to do business in all other states where required to be qualified and authorized, except where the failure to obtain such qualification will not have a Company Material Adverse Effect (as defined below).

         3.2 Capitalization of the Company. All outstanding Member Interests in the Company are set forth on Schedule 3.2 hereto and are held of record and beneficially by the Members in such amounts as are respectively set forth for each owner by their names on Schedule 3.2 hereto. All such Member Interests are duly and validly authorized and issued, and were not issued in violation of the preemptive rights of any past or present owner or Member. Except for the interests described on Schedule 3.2, there are no outstanding convertible or exchangeable securities, subscriptions, calls, options, warrants, rights or other agreements or commitments of any character relating to the issuance or sale of any ownership, member or management interest in the Company. Further, the Company has no liability, contingent or otherwise, to any person or entity in connection with preemptive or contractual subscription rights or the offer, sale, purchase, surrender or cancellation of any interests in the Company.

         3.3 Consents. Except as provided on Schedule 3.3, no approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Company and the Members, as applicable, of this Agreement, any Company Related Document or any Member Related Document. If the required consents listed on Schedule 3.3 hereto are acquired, the execution, delivery and performance by the Company and each Member of this Agreement, the Company Related Documents and the Member Related Documents do not violate any mortgage, indenture, contract, agreement, lease or commitment or other instrument of any kind to which the Company or any Member is a party or by which the Company or any Member or any of their respective assets or properties may be bound or affected or any law, rule or regulation applicable to the Company or any Shareholder or any court injunction, order or decree or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over the Company or any Member.

         3.4 Title of Acquired Assets. Except as set forth on Schedule 3.4 hereto, the Company owns outright, and has full legal and beneficial title to, or a valid leasehold interest in, all of the Acquired Assets free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts, claims, encumbrances, rights of others and restrictions on transfer, including good and marketable title to all of the real property interests, free and clear of any mortgages, security agreements, liens, claims, encumbrances, rights of others or restrictions on transfer.

         3.5     Condition of the Acquired Assets.

                 3.5.1    Tangible Personal Property.  Except as set forth on
Schedule 1.1.1, the Tangible Personal Property is in good operating condition, working order and repair (normal wear and tear excepted) and is fully-suitable for the uses for which it is employed in the conduct of the Company's business. All inventory is fit for the use intended and free from any known defect and is of a quality and quantity for good use in the ordinary course of business.

                 3.5.2 Leases. With respect to the Personal Property Leases and the Real Property Leases, except as set forth on Schedules 1.1.2 and 1.1.4, respectively;

                          (1)     each lease is legal, valid, binding,
                 enforceable and in full force and effect;

                          (2) each lease will continue to be legal, valid, binding, enforceable and in full force and effect on the same terms following the Closing as before;

                          (3) no party to any such lease is in material breach or default thereof, and no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder;

                          (4) no party to any such lease has repudiated in writing any provision thereof;

                          (5) there are no disputes, oral agreements or forbearance programs in effect as to such lease;

                          (6) to the best of the knowledge of the Company and the Members, the owner of the property leased pursuant to such lease has good and marketable title to such property free of any encumbrance that would adversely affect the leasehold interests of the Company; and

                          (7) The Company has performed and satisfied in full each material obligation to be performed by the Company under such lease as of the date hereof.

                 3.5.3 Accounts Receivable. The Accounts Receivable reflected on Schedule 1.1.5, and all Accounts Receivable arising between the date hereof and the Closing are and will be valid accounts receivable that arose or will have arisen from bona fide transactions in the ordinary course of business of the Company; the services involved were or will have been validly and properly provided to the account obligor, and after the accounts receivable have been booked, no further services will be required to be provided in order to complete the sales and to entitle the Company or its assignees to collect the accounts receivable in full. Except for the allowance for doubtful accounts in the Company Financial Statements, the Company has no reason to believe that the Accounts Receivable will not be timely paid. No such account has been or will be assigned or pledged to any other person, firm or corporation.

                 3.5.4    Acquired Contracts.  Sellers have attached to
Schedule 1.1.6 a correct and complete copy of the Acquired Contracts all of which are listed on Schedule 1.1.6. Such Acquired Contracts, along with the other Acquired Assets, provide sufficient rights for the Purchaser to conduct business after the Closing in substance the same as business was conducted by the Company prior to Closing. Except as set forth on Schedule 1.1.6, each of the Acquired Contracts is legal, valid and enforceable and is in full force and effect, and there is no material default or existing condition that, with the giving of notice or the passage of time or both, would constitute such a default by the Company or by any parties thereto, and by the Closing, the Company shall have acquired any required consents necessary for the assignment of the Acquired Contracts hereunder. The Company has performed and satisfied in full each material obligation required to be performed by the Company under each Assumed Contract as of the date hereof. If services are to be provided to the Company under any such Assumed Contract, such services have been and are being performed satisfactorily and timely, substantially in accordance with terms of such Assumed Contract.

                 3.5.5 Licenses. The Company holds adequate Licenses or other rights to conduct its business as now conducted, and the Company's conduct of business prior to Closing does not conflict with, infringe on, or otherwise violate any rights of others. The Company has attached to Schedule
1.1.8 correct and complete copies of all such Licenses (as amended to date) disclosed on Schedule 1.1.8. Each License is legal, valid and enforceable, and in full force and effect and will continue to be so after the Closing on the same terms as before the Closing, and by the Closing, the Company shall have acquired any required consent necessary for the assignment to the Purchase hereunder of each License, such that the Purchaser may use the Licenses to conduct business after the Closing the same as business is conducted by the Company prior to Closing. No party to any License is in breach or default thereof and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination or modification of any License.

                 3.5.6 Intellectual Property. The Company has full and sufficient rights to use all Intellectual Property necessary for the present operation of its businesses and the marketing, distribution, sale and use of the materials used, services provided and products sold by the Company. None of the ownership, access to, use or practice of the Intellectual Property by the Company infringes on the rights of any other party and all Intellectual Property rights are valid, enforceable and transferable or assignable to the Purchaser as contemplated by this Agreement. Schedule 1.1.9 includes a list of all of the Company's Intellectual Property and a description of any fees and royalties (or the basis of calculation thereof) required to be paid now or in the future by the Company for the use and practice of its Intellectual Property.

                 3.5.7 Prepaid Items. Each of the Prepaid Items is valid and represents a credit on the Company's behalf with the payee and may be transferred to Purchaser without the necessity of obtaining any consent or approval except as may be set forth on Schedule 3.3.

                 3.5.8 Completeness of Acquired Assets. The Acquired Assets including, without limitation, the Licenses described in Schedule 1.1.8, include all the assets and properties necessary to conduct the business of the Company by Purchaser following the Closing the same as presently conducted.

         3.6 Defaults. Neither the Company, any Member nor any Company Plan (as defined below) is in default under or in violation of, and the execution and delivery of this Agreement, the Company Related Documents and the Member Related Documents and the consummation of the transactions contemplated hereby and thereby will not result in a default by the Company, any Member or any Company Plan under or a violation of (i) any Acquired Contract or (ii) any law, rule or regulation applicable to the Company or any Company Plan or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect having jurisdiction over the Company or any Company Plan, which default or violation could adversely affect the ability of the Company to consummate the transactions contemplated hereby or will have a Company Material Adverse Effect.

         3.7 Authority. The Company has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and performed by the Company (each a "Company Related Document") and (ii) consummate the transactions contemplated herein and thereby. Each Member has full right, power, legal capacity and authority to
(i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and performed by such Member (each a "Member Related Document") and (ii) consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by the Company and by each Member and constitutes, and each Company Related Document and each Member Related Document, when duly executed and delivered by each party thereto will constitute, legal, valid and binding obligations of the Company and each Member who or which is a party thereto, enforceable against the Company and each Member, as applicable, in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         3.8 Financial Statements. The Company has listed in Schedule 3.8 hereto and delivered to the Purchaser copies of the following audited financial statements of the Company: Balance Sheets as of December 31, 1995 and 1996, and as of June 30, 1997, and Statements of Income, Members' Equity and Cash Flows for the period from February 7, 1995 (date of inception) to December 31, 1995, the year ended December 31, 1996 and the six month period ended June 30, 1997; plus the unaudited Balance Sheet as of September 30, 1997 ("Balance Sheet Date") and Statements of Income and Cash Flows for the nine months ended September 30, 1996 and 1997. Such financial statements, together with the Closing Balance Sheet, are collectively referred to herein as ("Company Financial Statements"). Such financial statements, except as described in the notes thereto, have been prepared from the Company's records in accordance with GAAP. Such balance sheets present accurately and fairly in all material respects the financial condition of the Company as of the date indicated thereon, and such statements of earnings and retained earnings present accurately and fairly in all respects the results of the Company's operations for the periods indicated thereon. Except as set forth in the Company Financial Statements or in a supplemental description in Schedule 3.8 hereto, and other than the performance of its obligations under its Contracts, the Company has no liabilities or obligations of any nature whether absolute, contingent or otherwise.

         3.9 Taxes. The Company has filed all requisite federal and other tax returns, information returns, declarations and reports for all fiscal periods ended on or before the Balance Sheet Date; and except as set forth on
Schedule 3.9 hereto, there are no claims (nor is there any matter pending which may result in a claim) against the Company for federal, state or local income, sales, use, franchise or other taxes for any period or periods prior to and including the Balance Sheet Date and no notice of any claim, whether pending or threatened, for taxes has been received which would create a lien on the Company's assets or adversely affect the Company. The amounts shown as accruals for taxes on the Company Financial Statements as of the Balance Sheet Date delivered to Purchaser as a part of Schedule 3.8 are sufficient for the payment of all taxes of any kind or nature whatsoever for all fiscal periods ended on or before that date. Copies of the federal, state and local income tax returns and franchise tax returns of the Company (collectively, "Tax Returns") for the last three fiscal years are attached to Schedule 3.9 hereto. The Company has not obtained any extensions of time in which to file any Tax Returns which have not yet been filed. The Company has not waived any statute of limitations with respect to federal, state, or local income, sales, use, franchise or other taxes or agreed to any extensions of time with respect to a tax assessment or deficiency, except for such waivers or extensions which, by their terms, have lapsed as of the date hereof.

         3.10 No Conflict. The Company has full power, authority and legal right and has all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental Law, as defined below) necessary to own and/or operate its businesses, properties and assets and to carry on its businesses as being conducted on the date hereof, and such businesses are now being conducted and such assets and properties are being owned and/or operated, and the Company Plans have been implemented and maintained, in compliance with all applicable laws (including Environmental
Law), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Company Material Adverse Effect, and there is no existing condition or state of facts which would give rise to a violation thereof or a liability or default thereunder, except where a violation, liability or default will not have a Company Material Adverse Effect. The term "Environmental Law" means any law, rule, regulation, approval, decision, decree, ordinance, by-law having the force of law or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority, which relate to (i) noise; (ii) pollution or protection of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, use, processing, disposal or transportation; (iv) exposure to hazardous or toxic substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, or storage of chemical substances.

         3.11 Compliance; Legal Actions. The Company and the Members have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) with respect to the Company and its business, and except as may be described in
Schedule 3.11 hereto, no legal action, suit, audit, investigation, unfair labor practice charge, complaint, claim, grievance, or proceeding by or before any court, arbitration panel, governmental authority or third party is pending or, to the best knowledge of the Company or the Members threatened, which involves or may involve the Company or its now or previously owned or operated assets, operations, properties or businesses.

         3.12 Real Property. Schedule 3.12 includes correct and complete legal descriptions of all real property owned in fee by the Company and a copy of the deed and any other material documents reflecting or affecting the real property interests owned by the Company.

         3.13 Employees. Schedule 3.13 is a complete and accurate list of the names, start dates and current annual salary or hourly wage rates of all salaried and hourly regular full-time and part-time employees of the Company together with a summary of the bonuses, additional compensation and other like benefits, if any, payable to each employee and the last date, if any, on which each employee received (a) a raise in annual salary or hourly wage or (b) a bonus; and Schedule 3.13 lists any agreement involving the Shareholders and their affiliates (other than the Company and its subsidiaries).

         3.14    Employee Benefit Plans.  Schedule 3.14 of the Disclosure
Schedule is a complete and accurate list of all obligations, contingent or otherwise, covering any of the Company's employees under any employment or consulting agreement or under any executive or employee's compensation plan, agreement or arrangement including, without limitation, any "employee welfare benefit plan" as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee pension benefit plan" as defined in Section 3(2) of ERISA or any other pension, retirement, profit sharing, stock option, stock purchase, bonus, fringe benefit, incentive, vacation, savings plan, health, welfare or other employee or former employee benefit plan, program, policy or arrangement (collectively referred to as "Company Plans").

         3.15 Safety Matters. Schedule 3.15 contains a copy of all material safety data sheets, toxicology studies and environmental studies of the Company.

         3.16 Entities Owned. Schedule 1.1.10 hereto sets forth the name of any corporation, partnership, firm, association, business organization, entity or enterprise owned by the Company directly or indirectly. Except as disclosed in Schedule 1.1.10, all the ownership interests of the Company in such entities are directly or ultimately owned by the Company, free and clear of all liens, encumbrances or adverse claims of every kind, and all such ownership interests are duly and validly authorized and issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any past or present stockholder.

         3.17    Affiliate Relationships.

                 3.17.1 In this Agreement the term "affiliate" means with respect to any person, any other person which directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with, such person. The term "control" means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

                 3.17.2 Except as set forth on Schedule 3.17 hereto, neither the Company, the Members nor any affiliate of the Members, and no manager or employee of or consultant to the Company owns, directly or indirectly, in whole or in part, any property, assets or right, tangible or intangible, which is associated with any property, asset or right owned by the Company or which the Company is operating or using or the use of which is necessary for its business. Also included in Schedule 3.17 is the disclosure of any relationships which any Member, affiliate of a Member, director, officer, employee, agent or consultant of the Company has with any other corporation, partnership, firm, association or business organization, entity or enterprise which is a competitor, potential competitor, supplier or customer of the Company.

         3.18 Investment Company. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         3.19 No Material Adverse Change. Except as specifically set forth on Schedule 3.19, since the Balance Sheet Date there have not been: (a) any change in the Company's Articles of Organization or Operating Agreement, (b) any material adverse change of any nature whatsoever in the financial condition, assets, liabilities (contingent or otherwise), income, business or prospects of the Company; (c) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company; (d) any change in the authorized capital of the Company or in its securities outstanding or any change in its Member Interests; (e) any declaration or payment of any dividend or distribution in respect of the Member Interests or any direct or indirect redemption, purchase or other acquisition of any of the Member Interests of the Company; (f) any contract or commitment entered into by the Company or any incurrence by the Company or agreement by the Company to incur any liability or make any capital expenditures in excess of $3,000, except in the normal course of business; (g) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, Members, employees, consultants or agents; (h) any work interruptions, labor grievances or claims filed, proposed law or regulation (the existence of which is known, or under the normal course of business should be known, to the Members) or any event or condition of any character materially adversely affecting the business or future prospects of the Company; (i) any creation, assumption or permitting to exist of any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except as set forth in
Schedule 3.4; (j) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company to any person, including, without limitation, the Members and their respective affiliates; (k) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including, without limitation, any indebtedness or obligation of the Members or any of their affiliates; (1) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, properties or rights; (m) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of the Company; (n) any negotiation for the acquisition of any business or start-up of any new business; (o) any merger or consolidation or agreement to merge or consolidate with or into any other corporation (except the transactions contemplated by this Agreement); (p) any waiver of any material rights or claims of the Company; (q) any breach, amendment or termination of any material contract, agreement, license, permit, permit application or other right to which the Company is a party; (r) any discharge, satisfaction, compromise or settlement of any claim, lien, charge or encumbrance or payment of any obligation or liability, contingent or otherwise, other than current liabilities as of the Balance Sheet Date, current liabilities incurred since the Balance Sheet Date in the ordinary course of business and prepayments of obligations in accordance with normal and customary past practices; or (s) any transaction by the Company outside the ordinary course of its business or prohibited hereunder.

         3.20 Access. The Company has provided the Purchaser and the Purchaser's lenders, underwriters and placement agents and their respective representatives the opportunity to make a full investigation of the properties, operations and financial condition of the Company and afforded the Purchaser and the Purchaser's lenders, underwriters and placement agents and their respective representatives reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments and personnel of the Company to allow for a full investigation by such persons.

         3.21 Disclosure. No representation or warranty by the Company or the Members in this Agreement, the Schedules hereto or any certificate delivered by the Company or the Shareholders to the Purchaser pursuant to the Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

         3.22 Company Material Adverse Effect. The term "Company Material Adverse Effect" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of the Company in an amount of $25,000 or more.

         3.23    Restricted Securities.

                 (1) The Company and Members acknowledge that the shares of Purchaser Common Stock to be acquired by the Company hereunder, and then by the Members by distribution from the Company, have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are being acquired for the Company or Members' own account for investment and not with a view to the distribution thereof, and the Purchaser Common Stock will be subject to the Stock Transfer Restriction Agreement in Exhibit 7.3.3 hereto.

                 (2) The Company and each Member has the knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of entering this Agreement and the transactions contemplated hereby and acquiring shares of Purchaser Common Stock.

                 (3) The Company and each Member is able to bear the economic risks of its investment in the Purchaser Common Stock, including the risk of a loss of the value of the Purchaser Common Stock.

                 (4) The Company and the Members has been represented by legal counsel in this transaction and they and their representatives, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Purchaser concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of the Purchaser.

                 (5) The Company and each Member has received a Confidential Private Placement Memorandum ("PPM") concerning the Purchaser and an investment in shares of Purchaser

         Common Stock, and each of them and their representatives have been given such access to all documents, books and additional information concerning Purchaser which they have requested regarding Purchaser.

                 (6) The Company and each Member and their representatives have conducted such investigations in making a decision to approve this Agreement and the transactions contemplated hereby as they have deemed necessary and advisable.

                 (7) The Company and each Member acknowledge and agree that the Purchaser Common Stock to be issued to the Company and Members may not be disposed of except in accordance with the requirements of the Securities Act and any applicable state securities laws and the Stock Transfer Restriction Agreement.

               4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to the Company and the Members as follows:

         4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and authorized to do business in all other states where required to be qualified and authorized except where the failure to obtain such qualification will not have a Purchaser Material Adverse Effect (as defined below). The only operations of Purchaser prior to the date hereof has been to coordinate and implement the various steps appropriate for the consolidation of the ownership of certain founding companies into the Purchaser contingent on the successful completion of the IPO as described in the PPM.

         4.2 Capitalization of Purchaser. The total authorized capital stock of Purchaser is as set forth and described in the Purchaser's PPM delivered to the Company and the Members in connection with the transactions contemplated by this Agreement. The outstanding shares of Purchaser Common Stock have been duly and validly issued and are fully paid and non-assessable.

         4.3 Authority. Purchaser has full right, power, legal capacity and authority to execute, deliver and perform this Agreement and all documents and instruments referred to herein or contemplated hereby and to consummate the transactions contemplated herein and thereby (the "Purchaser Related Documents"). This Agreement has been duly executed and delivered by Purchaser and constitutes, and all Purchaser Related Documents, when executed and delivered by Purchaser will constitute, legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         4.4 Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Purchaser of this Agreement or the Purchaser Related Documents or the consummation by the Purchaser of the transactions contemplated thereby, except as may be described in the PPM and except for (i) the filing of the Purchaser's registration statement with respect to the IPO ("Registration Statement") with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act and the SEC's declaration of effectiveness of such Registration Statement and the completion of all necessary filings required thereunder, and (ii) the obtaining of all necessary consents and approvals required pursuant to state securities or "blue sky" laws in connection with the IPO.

         4.5 Defaults. Purchaser is not in default under or in violation of, and the execution, delivery and performance of this Agreement and Purchaser Related Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby will not result in a default under or in violation of (i) any mortgage, indenture, charter or bylaw provision, contract, agreement, lease, commitment or other instrument of any kind to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound or affected or (ii) any law, rule or regulation applicable to Purchaser or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over Purchaser, which default or violation could adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or will have a Purchaser Material Adverse Effect.

         4.6 Financial Statements. Purchaser has provided certain financial statements of the Purchaser to the Members ("Purchaser Financial Statements") and such Purchaser Financial Statements have been prepared in accordance with GAAP, are true and correct in all material respects, and are fair presentations of the consolidated financial position, results of operations and cash flows of Purchaser and its then existing consolidated subsidiaries as of the dates and for the periods indicated. The books and records of Purchaser have been kept in reasonable detail and accurately and fairly reflect the transactions of Purchaser.

         4.7 Taxes. Purchaser has either accrued, discharged or caused to be discharged, as the same have become due, or the Purchaser Financial Statements contain adequate accruals and reserves for, all taxes, interest thereon, fines and penalties of every kind and character, attributable or relating to the properties and business of Purchaser.

         4.8 Compliance. Purchaser has full power, authority and legal right and has all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental Law) necessary to own and/or operate its businesses, properties and assets and to carry on its businesses as being conducted on the date of this Agreement, and such businesses are now being conducted and such assets and properties are being owned and/or operated in compliance with all applicable laws (including Environmental Law), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Purchaser Material Adverse Effect, and there is no existing condition or state of facts which would give rise to a violation thereof or a liability or default thereunder, except where a violation, liability or default will not have a Purchaser Material Adverse Effect.

         4.9 Investment Company. Purchaser is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.10 Access. Purchaser has cooperated fully in permitting the Members and their representatives to make a full investigation of the properties, operations and financial condition of Purchaser; and afforded the Shareholders and their representatives reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments and personnel of Purchaser.

         4.11 Disclosure. No representation or warranty by Purchaser in this Agreement and neither the PPM nor any statement contained in any certificate delivered by Purchaser to the Shareholders pursuant to this Agreement contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

         4.12 Purchaser Material Adverse Effect. The term "Purchaser Material Adverse Effect" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of Purchaser and its consolidated subsidiaries, taken as a whole, in an amount of $25,000 or more.


               5. CERTAIN OTHER ACTIONS, COVENANTS AND DOCUMENTS

         The Company and the Members further agree with the Purchaser that from the date hereof through the Closing Date:

         5.1 Conduct of Business. The Members shall cause the Company to, and the Company shall, conduct its operations according to its ordinary and usual course of business to preserve substantially intact its business organization, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. The Company and Members agree to confer with the Purchaser to keep it informed with respect to the general status of the on-going operations of the business of the Company. Without limiting the generality of the foregoing, and except as otherwise contemplated herein or agreed to by Purchaser, the Members will cause the Company to, and the Company shall:

                 (1) carry on its business in substantially the same manner as heretofore carried on and not introduce any material new method of management, operation or accounting, nor provide discounted services;

                 (2) maintain its properties, facilities, equipment and other assets, including those held under leases, in good working order, condition and repair, ordinary wear and tear excepted;

                 (3) perform all of its obligations under all contracts to which the Company is a party including all debt and lease instruments and other agreements (including the Acquired Contracts) relating to or affecting its business, assets, properties, equipment and rights, and pay all vendors, suppliers, and other third parties (including mechanics and materialmen) as and when its bills are due and pay in full all payroll obligations when due;

                 (4) keep in full force and effect its present insurance policies or other comparable insurance coverage;

                 (5) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with suppliers, customers and others having business relations with the Company;

                 (6) refrain from effecting any change in the capital structure of the Company; refrain from incurring any expenditures outside the normal course of business, including any capital expenditures in excess of $10,000, without prior written notification to the Purchaser;

                 (7) refrain from starting or acquiring any new businesses without the prior written consent of the Purchaser;

                 (8) maintain its present salaries and commission levels for all officers, directors, employees or agents, except for the usual and customary merit increases for employees;

                 (9) refrain from declaring or paying any bonuses, fees, extraordinary commissions or any other unusual distributions to the Members, management, sales agents, employees or other personnel without prior written notification to the Purchaser;

                 (10) promptly notify the Purchaser of the receipt by the Company or any Member of any notice or claim, written or oral, of (a) default or breach by the Company under, or of any termination (other than at the end of the stated term thereof) or cancellation, or threat of termination (other than at end of the stated term thereof) of cancellation, of any company contract, (b) any loss of, damage to or disposition of, any of the properties, assets or the products of the Company of a value of $10,000 or more, singly or in the aggregate (other than the sale or use of inventories in the ordinary course of business), (c) any claim or litigation threatened or instituted, or any other adverse event or occurrence involving or affecting the Company or any of its assets, properties, operations, businesses or employees, and (d) any proposal made by any third party received by the Company, or of which any Member obtains knowledge, in respect of any sale or other disposition, direct or indirect, of the assets (other than the sale or use of inventories in the ordinary course of business), businesses or outstanding ownership or voting interests of the Company;

                 (11) comply with and cause to be complied with all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies affecting or relating to the Company or its assets, properties, operations, businesses or employees except where the failure to comply will not have a Company Material Adverse Effect;

                 (12) refrain from any sale, disposition, distribution or encumbrance of any of its properties or assets and refrain from entering into any agreement or commitment with respect to any such sale, disposition, distribution or encumbrance (other than the sale or use of inventories in the ordinary course of business);

                 (13) refrain from any purchase or redemption of any ownership or voting interest of the Company and, refrain from issuing any ownership interest other than the issuance of Class B Membership Interests upon exercise of options described in Schedule 3.2;

                 (14) refrain from making any change in any accounting principle, classification, policy or practice;

                 (15) refrain from effecting any amendment to the organizational and governing instruments of the Company;

                 (16) refrain from entering into or agreeing to enter into any merger or consolidation by the Company with or into, and refrain from acquiring all or substantially all of the assets, capital stock or business of, any person, corporation, partnership, association or other business organization or division of any thereof;

                 (17) maintain its present debt and lease agreements and instruments (except those that expire on their stated maturity or lease termination dates); refrain from entering into any amendment thereto or new debt or lease agreements or instruments; refrain from increasing any indebtedness for borrowed money or issuing or selling any debt securities or letters of credit; and refrain from making any payments of any indebtedness or interest or other amounts thereon or with respect thereto (other than regularly scheduled principal and interest payments and payments of principal, interest and fees under revolving lines of credit);

                 (18) manage working capital in the ordinary course consistent with past practice and refrain from introducing any new method of management or operation, providing any discounted services or products, discounting any receivables or taking any action to accelerate payment of any receivable prior to its due date; and

                 (19) except for customer contracts entered into in the ordinary course of business, refrain from entering into any contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, license or other agreement (a) involving the receipt or expenditure of more than $25,000 over the term thereof, (b) containing provisions calling for the sale or purchase of raw materials, product or service at prices that vary from the market prices of such raw materials, products or services generally prevailing in customary third-party markets, (c) which include "take or pay", "meet or release", "most favored nations" or similar pricing or delivery arrangements, (d) with any officer, director, Member or affiliate of the Company, (e) requiring the Company to indemnify or hold harmless any other person or entity, (f) evidencing any warranty obligation of the Company with respect to goods, services or products sold or leased by it (other than warranties given in the normal course of business containing substantially the same terms as those presently in effect), or (g) imposing on the Company any confidentiality, non-disclosure or non-compete obligation.

         5.2 Cooperation. The Company and each Member will cooperate fully with the Purchaser as to arrangements for the consummation of the transactions contemplated hereby in an orderly fashion. The Company and the Members will use their reasonable efforts to obtain, as soon as possible, all required consents or approvals, and will take all other reasonable action which is necessary or desirable to effect the assignment to Purchaser of the Licenses, Personal Property Leases, Assumed Contracts, Real Property Leases, Real Property, and Prepaid Items, as well as the telephone numbers and goodwill of the Company and other rights of the Company related to the Acquired Assets.

         5.3 Filings, Etc. Each Member and the Company will make all filings which are required to be made by them to lawfully consummate the transactions contemplated hereby.

         5.4 Access. The Members and the Company will cooperate fully in permitting the Purchaser and the Purchaser's lenders, underwriters and placement agents and their respective representatives, advisers, consultants, appraisers, auditors, engineers and other experts to make a full investigation of the properties, operations and financial condition of the Company and will afford the Purchaser and the Purchaser's lenders, underwriters and placement agents and their respective representatives, advisers, consultants, appraisers, auditors, engineers and other experts reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments and personnel of the Company. Without limitation of the foregoing, the Members and the Company shall provide the Purchaser with such reasonably available financial information (and schedules with respect thereto) with respect to the Company as the Purchaser may reasonably request and will cooperate with and assist representatives of the Purchaser in the preparation of such financial information (and any opinions or reports with respect thereto) with respect to the Company as the Purchaser may reasonably request. Notwithstanding the above, the Purchaser and its respective lenders, underwriters and placement agents and their respective representatives, advisers, consultants, appraisers, engineers and other experts shall incur no liability with respect to control, operation or management (or alleged control, operation or management) of the Company as a result of the covenants in this Section 5.4.

         5.5     Satisfaction of Conditions.  The Company and the Members shall
(i) use all reasonable efforts to obtain, as soon as possible, all governmental approvals required to be obtained by the Company and make, as soon as possible, all filings with any governmental authority required on the part of the Company to consummate the transactions contemplated hereby, (ii) use their reasonable efforts to obtain, as soon as possible, all other consents to and approvals required to be obtained by the Company to consummate the transactions contemplated hereby, and (iii) otherwise use their reasonable efforts to satisfy the conditions set forth in Section 7 of this Agreement to the extent that such satisfaction is within their control.

         5.6 Capital Budget. Exhibit 5.6 attached hereto contains the capital expenditures budget of the Company from August 31, 1997 through December 31, 1998, if any. Unless otherwise consented to by the Purchaser, prior to the Closing, the Company will make capital expenditures only in accordance with such budget.

         5.7 Exclusivity. The Company and the Members shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any negotiations or discussions regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity in favor of any such acquisition. The Members and the Company will promptly notify the Purchaser if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         5.8     Covenant Not to Compete.

                 (i) Effective upon Closing for the considerations specified in this Agreement and in recognition that the covenants by the Members and the Company in this Section are a material inducement to Purchaser to enter into and perform this Agreement, the Company and each Member agrees that for the period (the "Restricted Period") from the date hereof to (a) the date which is one year after the Closing Date with respect to Members who are not employees of the Company and
         (b) with respect to Members who are employees of the Company, the date which is the later to occur of two years after the Closing Date or one year following termination of such Member's employment regardless of the reason for such termination, such Member will not represent, engage in, carry on, directly or indirectly, any business with any person or entity who was a customer or client of the Company during the one year period preceding the beginning of the Restricted Period (or any customer or client of an affiliate of the Company for which the Shareholder has materially assisted such affiliate in serving such customer or client ("Assisted Affiliate")) or any business within 100 miles of the city or county limits of any city or county in the United States or foreign countries where the Company or any Assisted Affiliates has an office or in which the Company provides services which produce Company revenues of an amount equal to 2% or more of the Company's revenues for the twelve complete calendar months preceding the time of termination, which business competes with any business, services or products produced, sold, conducted, developed, or in the process of development by the Company or jointly by the Company and an Assisted Affiliate, including any business that involves the furnishing of information technology services that are the type of services furnished by the Company, either for himself, as a member or equity owner of a partnership or limited liability company, or as a shareholder (other than as a shareholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross revenues exceed $100 million), investor, owner, officer, or director of a company or other entity, or as an employee, agent, trustee, manager, associate or consultant of any person, partnership, corporation or other entity.

                 (ii) The Company and each Member agree that the limitations set forth herein on their rights to compete with Purchaser and its affiliates as set forth above are reasonable and necessary for the protection of Purchaser and its affiliates. In this regard, each Member specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on the activities of the Member specified herein, are reasonable and necessary for the protection of Purchaser and its affiliates. Each Member agrees that, in the event that the provisions of this Section should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

                 (iii) Each Member agrees that the remedy at law for any breach by such Member of this Section 5.8 will be inadequate and that Purchaser shall be entitled to injunctive relief.

         5.9 Limitation on Assignments to Purchaser. Notwithstanding anything herein contained to the contrary, this Agreement shall not constitute nor require an assignment to the Purchaser of any claim, lease, easement, permit, license, contract or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof unless and unless and until such consent shall have been obtained. In the case of any such claim, lease, easement, permit license, contract or other right which cannot effectively be transferred to Purchaser without such consent, the Members and the Company will each use all reasonable efforts to obtain such consent promptly and if such consent is not obtained, the Company and the Purchaser agree to enter into such reasonable arrangements as may be appropriate to provide Purchaser with benefits purported to be vested in Purchaser pursuant to the terms of this Agreement had such consent been obtained.

         5.10 Release. The Members and the Company do hereby release, acquit and discharge Purchaser from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to the Acquired Assets, prior to the Closing Date other than those based on obligations of Purchaser under this Agreement, including, without limitation, any claim arising from any event, occurrence, act, omission or condition relating to the Acquired Assets occurring or existing on or prior to the Closing Date.

                            6.  CERTAIN AGREEMENTS

         The parties hereto further agree as follows:

         6.1 Audit. Prior to Closing and at Purchaser's expense, Deloitte and Touche, L.L.P. may complete an audit of the Company through December 31, 1997, and such additional review work as may be requested by the Purchaser through and including the Closing Date (or other periods subsequent to December 31, 1997), and provide its report to the Purchaser and the Members.

         6.2 Confidentiality. Prior to Closing, none of the Purchaser, the Company nor the Member will disclose the terms of this Agreement to any person other than their respective directors, officers, agents or representatives, except as otherwise provided herein or unless required by law. The Company may make appropriate disclosures of the general nature of the Exchange to its employees, vendors and customers to protect the Company's goodwill and to facilitate the Closing. The Purchaser may disclose pertinent information regarding the Exchange to its existing and prospective investors, lenders, or investment bankers or financial advisors for the purpose of obtaining financing, including, without limitation, financing related to the IPO or other offerings of its securities. The Purchaser may describe this Agreement and the transactions contemplated hereby in any registration statement filed by the Purchaser under the Securities Act and in reports filed by the Purchaser under the Securities Exchange Act of 1934, and may file this Agreement as an exhibit to any thereof. The Purchaser may also make appropriate disclosures of the general nature of the Exchange and the identity, nature and scope of the Company's operations to prospective acquisition candidates in connection with the Purchaser's efforts to effect additional acquisitions.

         6.3 Company Plans. Except as otherwise provided in this Agreement, the Company Plans (within the meaning of Section 3.14 hereto), in effect at the date of this Agreement, shall remain in effect at least until Closing.

         6.4 Tax-Free Exchange. None of the Members, the Purchaser or the Company shall knowingly take or fail to take any action, which action or failure to act would jeopardize the qualification of the Exchange as an exchange within the meaning of Section 351 of the Code.

         6.5 Sale of Motor Vehicles. The Members and the Company agree to effect the sale of any Company-owned motor vehicle primarily used by an executive management employee to such employee prior to the Closing at a price equal to the depreciated book value of the vehicle as included in the Company Financial Statements.

                  7.  CONDITIONS PRECEDENT; CLOSING DELIVERIES

         7.1 Conditions Precedent to the Obligations of the Purchaser. The obligations of the Purchaser to effect the Exchange under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by the Purchaser in writing to the extent permitted by applicable law. Provisions in this Section 7.1 requiring the delivery of documents and certificates to Purchaser shall be deemed satisfied by delivery of such materials to the Escrow Agent for later release to Purchaser upon satisfaction of the conditions contained in the Escrow Agreement.

                 7.1.1 Accuracy of Representations and Warranties. The representations and warranties of the Members and the Company contained in this Agreement, the Schedules and Exhibits hereto, or in any closing certificate or document delivered to the Purchaser pursuant hereto shall be true and correct at and as of the Closing Date as though made as of that time, other than such representations and warranties as are specifically made as of another date, and the Members and the Company shall each have delivered to the Purchaser a certificate to that effect.

                 7.1.2 Performance of Covenants. The Members and the Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Members and the Company shall each have delivered to the Purchaser a certificate to that effect.

                 7.1.3 Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Company or any Member or against the Purchaser arising by reason of the Exchange or any of the transactions contemplated by this Agreement, which is reasonably likely
(i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (ii) to have a Company Material Adverse Effect or (iii) to have a Purchaser Material Adverse Effect after giving effect to the consummation of the transactions contemplated by this Agreement, and the Members and the Company shall each have delivered to the Purchaser a certificate to that effect.

                 7.1.4 Approvals. The Company and the Members shall have acquired all of the consents, approvals and waivers of third parties and of any regulatory body or authority, whether required contractually or by applicable law or otherwise, necessary for the execution, delivery and performance of this Agreement (including the Company Related Documents and the Member Related Documents) by the Company and the Members prior to the Closing Date, and the Members and the Company shall each have delivered to the Purchaser a certificate to that effect.

                 7.1.5 Closing Deliveries. All documents required to be executed or delivered at Closing by the Members or the Company pursuant to
Section 7.3 of this Agreement shall have been so executed and delivered.

                 7.1.6 No Loss or Damage. No material loss or damage shall have occurred on or prior to the Closing Date to any of the properties or assets of the Company.

                 7.1.7 Licenses, etc. The Purchaser shall have obtained, or will obtain under this Agreement, all such licenses and permits as are legally required for the continued operation of the business of the Company after the Closing Date, substantially the same as before.

                 7.1.8 No Material Adverse Change. Since the Balance Sheet Date there shall not have been any event that in the reasonable judgment of the Purchaser, adversely affects the properties, assets, financial condition, results of operations, cash flows, businesses or prospects of the Company to a material extent.

                 7.1.9 IPO. The Purchaser shall have completed the IPO on terms acceptable to it, and the net proceeds thereof shall have been received by the Purchaser.

                 7.1.10 Certain Corporate Actions. All necessary owner and manager resolutions, waivers and consents required by the Company to consummate the transactions contemplated hereunder shall have been executed and delivered.

         7.2 Conditions Precedent to the Obligations of the Members and the Company. The obligations of the Members and the Company under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by the Members and the Company in writing. Provisions in this Section
7.2 requiring the delivery of documents and certificates to the Company and the Members shall be deemed satisfied by delivery of such materials to the Escrow Agent for later release to the Company and the Members upon satisfaction of the conditions contained in the Escrow Agreement.

                 7.2.1 Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement or in any closing certificate or document delivered to the Members or the Company pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date other than such representations and warranties as are specifically made as of another date, and the Purchaser shall have delivered to the Members and the Company a certificate to that effect.

                 7.2.2 Performance of Covenants. The Purchaser shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date and the Purchaser shall have delivered to the Members and the Company a certificate to such effect.

                 7.2.3 Approvals. Purchaser shall have acquired all of the consents, approvals and waivers specified under Section 4.4 prior to the Closing Date, and Purchaser shall deliver to the Members and the Company a certificate to that effect.

                 7.2.4 Closing Deliveries. All documents required to be executed or delivered at Closing by Purchaser pursuant to Section 7.5 of this Agreement shall have been so executed and delivered.

         7.3 Deliveries by the Company or the Members at the Closing. At the Closing, simultaneously with the deliveries by the Purchaser specified in
Section 7.5 below, and in addition to any deliveries required to be made by the Members and the Company pursuant to any other transaction document at the Closing, the Company or the Members, as applicable, shall deliver or cause to be delivered to the Escrow Agent the following:

                 7.3.1 Closing Certificates. The Members and the Company shall execute and deliver the Escrow Agreement in the form of Exhibit 2.1 and the certificates and documents required pursuant to Sections 7.1.1, 7.1.2, 7.1.3, 7.1.4 and 7.1.5.

                 7.3.2 Instruments of Transfer. At the Closing, the Company shall deliver executed landlord's estoppel letters in a form satisfactory to Purchaser with respect to all Real Property Leases, and the Company shall execute and deliver to Purchaser the following documents:

                          (i) a general Conveyance, Transfer, Assignment and Assumption Agreement, in the form attached as Exhibit 7.3.2(i) hereto, conveying all of the Acquired Assets other than the Real Property Leases to Purchaser;

                          (ii) an Assignment and Assumption of the Real Property Leases, in the form attached as Exhibit 7.3.2(ii) hereto; and

                          (iii) such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the Acquired Assets and to evidence the assignment by the Company and the Assumption by Purchaser of the Assumed Obligations.

                 7.3.3 Stock Transfer Restriction Agreement. The Company and the Members shall execute and deliver a Stock Transfer Restriction Agreement, effective as of the Closing Date, substantially in the form set forth in
Exhibit 7.3.3.

                 7.3.4 Employment Agreements. Each Employee of the Company specified on Exhibit 7.3.4 hereto shall execute and deliver an Employment Agreement with SCS Delaware, effective as of the Closing Date, substantially in the form of the applicable form of the three forms of Employment Agreement set forth in Exhibit 7.3.4A, as stated by each employee's name on Exhibit 7.3.4.

                 7.3.5 Opinion of Counsel for the Members and the Company. The Members and the Company shall deliver the favorable opinion of Cohen & Ostler, dated as of the Closing Date, substantially in the form and to the effect set forth in Exhibit 7.3.5 attached hereto.

                 7.3.6 Documents.. The Company and the Members shall execute and deliver, the documents, certificates, opinions, instruments and agreements required to be executed and delivered by the Company or any Member at the Closing as contemplated hereby or as may be reasonably requested by the Purchaser.

         7.4 No Waiver. The consummation of the Closing shall not be deemed to be a waiver by the Purchaser of any of its rights or remedies against the Members or the Company hereunder for any breach of warranty, covenant or agreement by the Company or the Members herein irrespective of any knowledge of or investigation made by or on behalf of the Purchaser; provided, however, that if the Company shall disclose in writing to the Purchaser prior to the Closing Date a specified breach of a specifically identified representation, warranty, covenant or agreement of the Company or a Member herein by the Company or a Member, and requests a waiver thereof by the Purchaser, and the Purchaser shall waive any such specifically identified breach in writing prior to the Closing Date, the Purchaser, for themselves and for each Purchaser Indemnified Party (as defined below) shall be deemed to have waived their respective rights and remedies hereunder for, and the Members and the Company shall have no liability with respect to any such specifically identified breach to the extent so identified by the Company and so waived by the Purchaser.

         7.5 Deliveries by the Purchaser at the Closing. At the Closing, simultaneously with the deliveries by the Members specified in Section 7.3 above, and in addition to any other deliveries to be made by the Purchaser pursuant to any other transaction document at the Closing, the Purchaser, as applicable, shall deliver or cause to be delivered to the Members and the Company the following:

                 7.5.1 Closing Certificates. The Purchaser shall execute and deliver the Escrow Agreement in the form of Exhibit 2.1, the certificates and documents required pursuant to Sections 7.2.1, 7.2.2, 7.2.3 and 7.2.4.

                 7.5.2 Instruments of Transfer. At the Closing, the Purchaser shall execute and deliver to the Company the following documents:

                          (i) the general Conveyance, Transfer, Assignment and Assumption Agreement, in the form attached as Exhibit 7.5.2(i) hereto;

                          (ii) the Assignment and Assumption of the Real Property Leases, in the form attached as Exhibit 7.5.2(ii) hereto; and

                          (iii) such other instruments or documents as shall be reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the Acquired Assets and to evidence the Assumption by Purchaser of the Assumed Obligations.

                 7.5.3 Opinion of Counsel for the Purchaser. The Purchaser shall deliver the favorable opinion of its legal counsel dated as of the Closing Date, substantially in the form and to the effect set forth in Exhibit 7.5.3.

                 7.5.4 Closing Consideration. The Purchaser shall deliver the Closing Consideration to the Company as set forth in Section 1.5 hereof.

         7.6 No Waiver. The consummation of the Closing shall not be deemed to be a waiver by the Members or the Company of any of their rights or remedies hereunder for breach of any warranty, covenant or agreement herein by the Purchaser irrespective of any knowledge of or investigation with respect thereto made by or on behalf of any Member or the Company; provided, however, that if the Purchaser shall disclose in writing to the Members prior to the Closing a specified breach of a specifically identified representation, warranty, covenant or agreement of the Purchaser contained herein by the Purchaser, and requests a waiver thereof by the Company and the Members, and the Company and the Members shall waive any such specifically identified breach in writing prior to the Closing, the Company and the Members shall be deemed to have waived their rights and remedies hereunder for, and the Purchaser shall have no liability or obligation to the Members or the Company with respect to, any such specifically identified breach, to the extent so identified by the Purchaser and waived by the Company and the Members.

         7.7 Conditions Precedent to Completion of the Closing. The obligations of the parties to consummate the Exchange under this Agreement on the IPO Closing Date are subject to the satisfaction of each of the following conditions (unless waived by each of the parties in writing):

                 7.7.1 Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Company or the Members which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement,

(ii) to have a Company Material Adverse Effect or (iii) to have a Purchaser Material Adverse Effect after giving effect to the consummation of the transactions contemplated by this Agreement.

                 7.7.2 IPO. The Purchaser shall have completed the IPO on terms described in the Registration Statement for the IPO, and the net proceeds thereof shall have been received by the Purchaser.

         7.8 Delivery of the Closing Consideration. On the IPO Closing Date, the Purchaser shall deliver the Closing Consideration to the Company and the Escrow Agent shall release and deliver all documents and certificates held in escrow to the appropriate parties.


                         8. SURVIVAL; INDEMNIFICATIONS

         8.1 Survival. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive after the date hereof to the extent provided herein. The representations and warranties of the Members and the Company in the Member Related Documents and the Company Related Documents other than those of the Members in Sections 3.4 and 3.9, shall survive for a period of twenty-four (24) months after the date hereof and the representations and warranties of the Members contained in Sections 3.4 and 3.9 shall survive for the maximum period permitted by applicable law. The representations and warranties of Purchaser herein and in the Purchaser Related Documents shall survive for a period of twenty-four (24) months after the date hereof. The periods of survival of the representations and warranties as stated above in this Section 8.1 are referred to herein as the "Survival Period." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law.

         8.2     Indemnification.

                 8.2.1 Purchaser Indemnified Parties. Subject to the provisions of Sections 8.1 and 8.3 hereof, the Company and the Members, jointly and severally, shall indemnify, save and hold harmless Purchaser and any of its assignees (including lenders) and all of their respective officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively, the "Purchaser Indemnified Parties") from and against any and all damages, liabilities, losses, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys' fees and court costs (collectively "Losses") arising from, out of or in any manner connected with or based on:

                 (i) the breach of any covenant of the Company or any Member or the failure by the Company or the Members to perform any obligation of any Member or the Company contained herein or in any Company Related Document or Member Related Document;

                 (ii) any inaccuracy or breach of any representation or warranty of any Member contained herein or in any Member Related Document;

                 (iii) any inaccuracy or breach of any representation or warranty of the Company contained in any Company Related Document;

                 (iv) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on, before or after the Closing and involving or related to the Excluded Assets; and

                 (v) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the IPO Closing Date and involving or related to the Acquired Assets or the properties, business or operations now or previously owned or operated by the Company.

                 8.2.2 Minimum Losses. For purposes of this Section 8.2.2, Losses shall be calculated with respect to any inaccuracy or breach of any representation or warranty without giving effect to any clause which would permit such inaccuracy or breach up to an amount which would be deemed a Company or Purchaser Material Adverse Effect. The Company and the Members shall have no obligation under Section 8.2.1 until the aggregate amount of all such Losses equal or exceed $75,000 (whether or not any particular loss resulted in a Company Material Adverse Effect), at which time the Company and the Members shall be subject to the provisions of Section 8.2.1 with respect to any Losses of the Purchaser Indemnified Parties above the $75,000 allowance.

                 8.2.3 Purchaser Indemnity. Subject to the provisions of Sections 8.1 and 8.3, Purchaser shall indemnify, save and hold harmless the Company, the Members and all of their respective heirs, legal representatives, successors and assigns from and against all Losses arising from, out of or in any manner connected with or based on:

                 (i) any breach of any covenant of Purchaser or the failure by Purchaser to perform any of its obligations contained herein or in the Purchaser Related Documents;

                 (ii) any inaccuracy or breach of any representation or warranty of Purchaser contained herein or in the Purchaser Related Documents; and

                 (iii) any act, omission, event, condition or circumstance occurring or existing at any time after (but not on or before) the IPO Closing Date that involve or relate to the Acquired Assets or the Assumed Obligations; provided, however, that this clause (iii) shall not apply to any Losses to the extent that such Losses result from any Member's acts or omissions after the date hereof as an officer, director and/or employee of Purchaser or its affiliates.

         8.3 Limitations. The aggregate liability of the Members and the Company under Section 8.2.1 shall not exceed the aggregate Purchase Price.
Each Member's individual liability under Section 8.2.1 shall not exceed the pro rata portion of the Purchase Price attributable to such Member's Member Interest based on the ratios for sharing of distributions under the Company's Articles of Organization and Operating Agreement. The aggregate liability of the Purchaser under Section 8.2.3 shall not exceed the amount of the aggregate Purchase Price paid with Purchaser Common Stock. Neither the Company's nor a Member's indemnity obligation under Section 8.2.1 shall extend to any breach by another Member of any covenant, or to a failure by another Member to perform any obligation, under such other Member's Member Related Document.

         8.4     Procedures for Indemnification.

                 8.4.1 Notice. The party (the "Indemnified Party") that may be entitled to indemnity hereunder shall give prompt notice to the party obligated to give indemnity hereunder (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give the notice described in this Section 8.4.1 shall relieve the Indemnifying Party of its obligations under this Article 6 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

                 8.4.2 Legal Defense. The Purchaser shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that (i) the Members and the Company shall at all times have the right, at their option, to participate fully therein, and (ii) if the Purchaser does not proceed diligently to defend the third-party claim, suit, action or proceeding within 10 days after receipt of notice of such third-party claim, suit, action or proceeding, the Members and the Company shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding.

                 8.4.3 Settlement. The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnified Party is a Purchaser Indemnified Party, such third-party suit, action, proceeding or investigation may be settled without the consent of the Indemnifying Party on 10 days' prior written notice to the Indemnifying Party if such third-party suit, action, proceeding or investigation is then unreasonably interfering with the business or operations of the Company and the settlement is commercially reasonable under the circumstances; and provided further, that if the Indemnifying Party gives 10 days' prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto ("Settlement Notice") and the Indemnified Party fails or refuses to consent to such settlement within 10 days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 8.4, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.

                 8.4.4 Cooperation. The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

         8.5 Subrogation. Each Indemnifying Party hereby waives for itself and its affiliates any rights to subrogation against any Indemnified Party or its insurers for Losses arising from any third-party claims for which it is liable or against which it indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its, his or her insurers.

                                9.  TERMINATION

         9.1 Grounds for Termination. This Agreement may be terminated only as provided below.

                 9.1.1 Prior to Closing. The parties may terminate this Agreement at any time prior to the Closing only as provided below:

                 (i) Mutual Consent. Purchaser and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (ii) Termination by Purchaser. Purchaser may terminate this Agreement by giving written notice thereof to the Company at any time prior to the Closing: (a) in the event that the Members or the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified the Members and the Company of the breach, and the breach has continued without cure until the earlier of 20 days after the notice of such breach or the Closing Date, whichever is earlier, (b) if the Registration Statement for the IPO has not been filed with the Securities and Exchange Commission on or before December 31, 1997, or (c) if the IPO Closing Date shall not have occurred on or before April 30, 1998, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

                 (iii) Termination by the Company. The Company may terminate this Agreement by giving written notice thereof to Purchaser at any time prior to the Closing: (a) in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Purchaser of the breach, and the breach has continued without cure until the earlier of 20 days after the notice of such breach or the Closing Date, whichever is earlier, (b) if the Registration Statement for the IPO has not been filed with the Securities and Exchange Commission on or before December 31, 1997, or (c) if the IPO Closing Date shall not have occurred on or before April 30, 1998, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from the Company and the Member breaching any representation, warranty, or covenant contained in this Agreement).

                 9.1.2 After the Closing Date. This agreement may be terminated after the Closing only as follows:

                 (i) Termination of Underwriting Agreement. Upon termination, prior to the successful completion of the IPO, of the agreement between Purchaser and certain investment banking firms (the "Underwriting Agreement") under which such firms agree to purchase shares of Purchaser Common Stock from Purchaser on a firm commitment basis for resale to the public initially at the IPO Price, Purchaser or the Company may each terminate this Agreement by providing written notice to the other.

                 (ii) Automatic Termination. This Agreement shall terminate automatically and without action on the part of any party hereto if the IPO is not consummated within 10 business days after the Closing.

         9.2 Effect of Termination. If this Agreement is terminated as permitted under Section 9.1, such termination shall be without liability of any party to any other party, except that such termination shall be without prejudice to any and all remedies the parties may have against each other for breach of this Agreement.

                               10. MISCELLANEOUS

         10.1 Notice. Any notice, delivery or communication required or permitted to be given under this Agreement shall be in writing, and shall be mailed, postage prepaid, or delivered, to the addresses given below, or sent by telecopy to the telecopy numbers set forth below, as follows:

         To the Company or the Members:

                 Michael A. Ober
                 Software Consulting Services America, LLC
                 950 Tower Lane, Suite 1850
                 Foster City, California  94404
                 Telecopy:  (415) 578-6530

                 Copy to:

                 Mark R. Ostler
                 Cohen & Ostler
                 Attorneys at Law
                 525 University Ave., Suite 410
                 Palo Alto, California  94301
                 Telecopy:  (415) 321-0171

         To the Purchaser:

                 BrightStar Information Technology Group, Inc.
                 Attn:  President
                 10375 Richmond Avenue, Suite 1620
                 Houston, Texas  77042
                 Telecopy:  (713) 361-2501

                 Copy to:

                 Robert J. Viguet, Jr.
                 Chamberlain, Hrdlicka, White, Williams & Martin
                 1200 Smith Street, Suite 1400
                 Houston, Texas  77002-4310
                 Telecopy:  (713) 658-2553

or other such address as shall be furnished in writing by any such party to the other party, and such notice shall be effective and be deemed to have been given as of the date actually received.

         To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 10.1 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

         10.2 Further Documents. The Members and the Company shall, at any time and from time to time after the date hereof, upon request by the Purchaser and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the Members or the Company hereunder.

         10.3 Assignability. Neither the Company nor any Member shall assign this Agreement in whole or in part without the prior written consent of the Purchaser, except by the operation of law. The Purchaser may assign its rights under this Agreement, the Company Related Documents and the Member Related Documents without the consent of any of the Members or the Company.

         10.4 Exhibits and Schedules. The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

         10.5 Entire Agreement. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

         10.6 Headings. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

         10.7 CONTROLLING LAW. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         10.8 Public Announcements. Neither the Company nor any Member shall make any press release, public announcement, or public confirmation or disclose any other information regarding this Agreement or the contents hereof without the consent of the Purchaser.

         10.9 No Third Party Beneficiaries. Except as set forth in Article 8, no person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

         10.10 Amendments and Waivers. This Agreement may be amended only by the Purchaser, the Company, and the Members, by an instrument in writing signed on behalf of each such party. Any term or provision of this Agreement (other than any requirements for Member approvals) may be waived in writing at any time by the party which is, or whose owners are, entitled to the benefits thereof.

         10.11 No Employee Rights. Nothing herein expressed or implied shall confer upon any employee of the Company, any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

         10.12 Non-Recourse. No recourse for the payment of any amounts due hereunder or for any claim based on this Agreement or the transactions contemplated hereby or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Purchaser in this Agreement shall be had against any incorporator, organizer, promoter, shareholder, officer, director, employee or representative as such (other than the Members as set forth herein), past, present or future, of the Purchaser or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise; it being expressly understood that all such obligations are those of the Purchaser as a corporate entity.

         10.13 When Effective. This Agreement shall become effective only upon the execution and delivery of one or more counterparts of this Agreement by each of the Purchaser, the Company and the Members.

         10.14 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, Purchaser, and the Company and its Members shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

         10.15 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate and words of any gender shall include each other gender where appropriate.

         10.16 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         10.17 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         10.18 No Rule of Construction. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

         10.19 Expenses. Each of the parties shall bear all of their own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby; provided that Purchaser shall pay all expenses associated with the accounting and auditing fees and expenses of Deloitte and Touche, L.L.P. and the reasonable legal fees of the Company relating to this Agreement; provided further that all fees, costs and expenses (other than the fees and expenses of Deloitte & Touche, L.L.P.) incurred by the Company and payable by the Purchaser in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby shall be included in Current Liabilities of the Company for purposes of determining Net Working Capital.

         10.20 Broker's Fees. Any broker's, finder's or similar fees incurred by the Company or the Members shall be paid by the Company and/or the Members, and the Company and the Members will indemnify the Purchaser from any liability or costs respecting the same.

         10.21 Section 351 Plan of Exchange. Simultaneously with the execution hereof, the parties hereto shall execute the Section 351 Plan of Exchange in the form set forth in Exhibit 10.22 hereto.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first hereinabove written.

                                    PURCHASER:

                                    BRIGHTSTAR INFORMATION
                                    TECHNOLOGY GROUP, INC.


                                    By: /s/ MARSHALL G. WEBB
                                       ---------------------------
                                       Marshall G. Webb, President

                                    COMPANY:

                                    SOFTWARE CONSULTING SERVICES
                                    AMERICA, LLC

                                    By: /s/ MICHAEL OBER
                                       ---------------------------


                                    MEMBERS:

                                    WELLINGTON INVESTMENTS

                                    By: /s/ ROBERT S. LANGFORD
                                       ---------------------------

                                    Name: ROBERT S. LANGFORD
                                         -------------------------

                                    Title: DIRECTOR
                                          ------------------------

                                     /s/ MICHAEL OBER
                                    ------------------------------
                                    MICHAEL OBER

                                     /s/ PHILIP LABARBERA
                                    ------------------------------
                                    PHILIP LaBARBERA

                                     /s/ DANIEL ARRA
                                    ------------------------------
                                    DANIEL ARRA

                                     /s/ THOMAS O'GORMAN
                                    ------------------------------
                                    THOMAS O'GORMAN